Exhibit 10.1

Execution Copy

COMMON UNIT PURCHASE AGREEMENT

BY AND AMONG

CONSTELLATION ENERGY PARTNERS LLC

AND

THE PURCHASERS NAMED HEREIN

COMMON UNIT PURCHASE AGREEMENT

This COMMON UNIT PURCHASE AGREEMENT, dated as of August 2, 2007 (this “Agreement”), is by and among Constellation Energy Partners LLC, a Delaware limited liability company (“Constellation Energy”), and each of the purchasers set forth in Schedule 2.01 to this Agreement (each a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, simultaneously with the execution of this Agreement, Constellation Energy and one of its wholly-owned subsidiaries are entering into a definitive purchase agreement to acquire certain oil and gas related assets from Newfield Exploration Company as more fully described in the Newfield Acquisition Agreement, upon the terms and conditions and for the consideration set forth in the Newfield Acquisition Agreement (the “Newfield Acquisition”);

WHEREAS, Constellation Energy desires to finance a portion of the Newfield Acquisition through the sale of an aggregate of $105,000,160.00 Common Units and the Purchasers desire to purchase an aggregate of $105,000,160.00 Common Units from Constellation Energy, each in accordance with the provisions of this Agreement;

WHEREAS, it is a condition to the obligations of the Purchasers and Constellation Energy under this Agreement that the Newfield Acquisition be consummated;

WHEREAS, Constellation Energy has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Common Units acquired pursuant to this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Constellation Energy and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” shall have the meaning specified in Section 5.07.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Amendment No. 3” shall have the meaning specified in Section 2.01.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Newfield Acquisition Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Board of Managers” means the board of managers of Constellation Energy.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas or New York, New York.

“Buy-In” shall have the meaning specified in Section 8.08.

“Buy-In Price” shall have the meaning specified in Section 8.08.

“Class E Purchase Agreement” means the Class E and Common Unit Purchase Agreement, dated as of March 8, 2007, by and among Constellation Energy and the purchasers named therein.

“Class E Registration Rights Agreement” means the registration rights agreement, dated as of April 23, 2007 by and among Constellation Energy and the purchasers named therein.

“Class E Registration Statement” means the registration statement filed with the Commission on July 6, 2007 registering the resale of Common Units sold by Constellation Energy to the purchasers named in the Class E Purchase Agreement.

“Class F Registration Rights Agreement” means the registration rights agreement, dated as of July 25, 2007 by and among Constellation Energy and the purchasers named therein.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer”.

“Common Units” means the Common Units of Constellation Energy representing class B limited liability company interests.

“Common Unit Price” shall have the meaning specified in Section 2.01(b).

“Constellation Energy” shall have the meaning specified in the introductory paragraph.

“Constellation Energy Financial Statements” shall have the meaning specified in Section 3.03.

“Constellation Energy Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Constellation Energy and its Subsidiaries, taken as a whole, measured against those assets, liabilities, financial condition, business, operations, prospects or affairs reflected in the Constellation Energy SEC Documents, (ii) the ability of Constellation Energy and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Constellation Energy to consummate the transactions under any Basic Document.

“Constellation Energy Related Parties” shall have the meaning specified in Section 7.02.

“Constellation Energy SEC Documents” shall have the meaning specified in Section 3.03.

“Delaware LLC Act” shall have the meaning specified in Section 3.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Constellation Energy, its Subsidiaries or any of their Property or any of the Purchasers.

“Indemnified Party” shall have the meaning specified in Section 7.03.

“Indemnifying Party” shall have the meaning specified in Section 7.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Limited Liability Company Agreement” shall have the meaning specified in Section 2.01(a).

“Lock-Up Date” means 90 days after the date that the Class E Registration Statement is declared effective by the Commission.

“Newfield” means Newfield Mid-Continent, Inc., a Delaware corporation.

“Newfield Acquisition” shall have the meaning specified in the recitals.

“Newfield Acquisition Agreement” means that certain Purchase and Sale Agreement between Newfield Exploration Mid-Continent, Inc. and Constellation Energy Partners LLC, dated August 2, 2007.

“Newfield Closing Date” means the date on which the Newfield Acquisition is consummated.

“Newfield Material Adverse Effect” shall mean any material and adverse effect on the business, assets, liabilities, operations and prospects to be acquired by Constellation Energy from Newfield and its Subsidiaries pursuant to the Newfield Acquisition Agreement.

“Party” or “Parties” means Constellation Energy and the Purchasers, individually or collectively, as the case may be.

“Permitted Amount” shall have the meaning specified in Section 2.01(a).

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means the aggregate of each Purchaser’s Commitment Amount set forth opposite the Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer”.

“Purchased Common Units” means the Common Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchaser” shall have the meaning specified in the introductory paragraph.

“Purchaser Material Adverse Effect” means, with respect to a Purchaser, any material and adverse effect on (i) the ability of such Purchaser to meet its obligations under the Basic Documents to which it is a party on a timely basis or (ii) the ability of such Purchaser to consummate the transactions under any Basic Document to which it is a party.

“Purchaser Related Parties” shall have the meaning specified in Section 7.01.

“Purchasers” shall have the meaning specified in the introductory paragraph.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit B, to be entered into at the Closing, among Constellation Energy and the Purchasers.

“Representatives” of any Person means the officers, managers, directors, employees, Affiliates, control persons, counsel, investment bankers, agents and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Terminating Breach” shall have the meaning specified in Section 8.12(a)(ii).

“Unallocated Units” shall have the meaning specified in Section 5.02.

“Unitholders” means the Unitholders of Constellation Energy (within the meaning of the Limited Liability Company Agreement).

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase. Contemporaneously with the consummation of the Newfield Acquisition and subject to the terms and conditions of this Agreement, at the Closing,

Constellation Energy hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Constellation Energy, the number of Purchased Common Units set forth opposite its name on Schedule 2.01 hereto. Each Purchaser agrees to pay Constellation Energy the Common Unit Price for each Purchased Common Unit as set forth in Section 2.01(b). The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document. Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(a) Common Units. The number of Purchased Common Units to be issued and sold to each Purchaser shall be equal to the quotient determined by dividing (i) the amount for such Purchaser under the column entitled “Common Units” on Schedule 2.01 by (ii) the Common Unit Price (as defined in Section 2.01(b) below), which quotient shall be rounded, if necessary, down to the nearest whole number; provided, however, that each Purchaser acknowledges that in no event shall Constellation Energy issue to the Purchasers an aggregate number of Common Units in excess of 19.9% of Constellation Energy’s outstanding Common Units immediately prior to such issuance (the “Permitted Amount”). The Purchased Common Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Second Amended and Restated Operating Agreement of Constellation Energy, dated as of November 20, 2006, as amended by Amendment No. 1 to the Limited Liability Company Agreement dated April 23, 2007, and as amended by Amendment No. 2 to the Limited Liability Company Agreement dated July 25, 2007 (the “Limited Liability Company Agreement”), as amended by an amendment to the Limited Liability Company Agreement, in all material respects in the form of Exhibit F to this Agreement, which Constellation Energy will cause to be adopted immediately prior to the issuance and sale of Common Units contemplated by this Agreement (the “Amendment No. 3”). References herein to the Limited Liability Company Agreement shall include or exclude the Amendment No. 3 as the context requires.

(b) Consideration. The amount per Common Unit each Purchaser will pay to Constellation Energy to purchase the Purchased Common Units (the “Common Unit Price”) shall be $42.50.

Section 2.02 Closing. The execution and delivery of the Basic Documents (other than this Agreement and the Newfield Acquisition Agreement), the delivery of certificates representing the Purchased Common Units, the payment by each Purchaser of its respective Commitment Amount and execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) concurrent with the Newfield Closing Date, but on or prior to September 21, 2007, provided that Constellation Energy shall have given each Purchaser three (3) Business Days (or such shorter period as shall be agreeable to each of the Parties) prior notice of such designated Closing Date, at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONSTELLATION ENERGY

Constellation Energy represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 3.01 Corporate Existence. Constellation Energy: (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted as described in the Constellation Energy SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Constellation Energy Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Constellation Energy Material Adverse Effect.

Section 3.02 Capitalization and Valid Issuance of Purchased Common Units.

(a) As of the date of this Agreement, and prior to the issuance and sale of the Purchased Common Units, the issued and outstanding membership interests of Constellation Energy consist of 16,056,952 Common Units, 273,305 Class A Units, Management Incentive Interests, Class D Interests and 3,371,219 Class F Units (each as defined in the Limited Liability Company Agreement). All of the outstanding Common Units, Class A Units, the Management Incentive Interests, Class D Interests and Class F Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Liability Company Agreement and are fully paid (to the extent required by applicable Law and under the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

(b) Other than Constellation Energy’s existing Long-Term Incentive Plan, Constellation Energy has no equity compensation plans that contemplate the issuance of Common Units or any other class of equity (or securities convertible into or exchangeable for Common Units or any other class of equity). Constellation Energy has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote. Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement or as are contained in the Limited Liability Company Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Constellation Energy or any of its Subsidiaries to issue, transfer or sell any limited liability company interests or other equity interests in Constellation Energy or any of its Subsidiaries or securities convertible into or exchangeable for such limited liability company interests or other equity interests, (ii) obligations of Constellation Energy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or other equity interests in Constellation Energy or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Constellation Energy or any of its Subsidiaries is a party with respect to the voting of the equity interests of Constellation Energy or any of its Subsidiaries.

(c)(i) All of the issued and outstanding equity interests of each of Constellation Energy’s Subsidiaries are owned, directly or indirectly, by Constellation Energy free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Constellation Energy’s or Constellation Energy’s Subsidiaries’ credit facilities filed as exhibits to the Constellation Energy SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by applicable Law and the organizational documents of Constellation Energy’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act or the organizational documents of Constellation Energy’s Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Constellation Energy SEC Documents, neither Constellation Energy nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d) The offer and sale of the Purchased Common Units and the membership interests represented thereby will be duly authorized by Constellation Energy pursuant to the Limited Liability Company Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.

(e) The Purchased Common Units will be issued in compliance with all applicable rules of NYSE Arca. Prior to the Closing Date, the Purchased Common Units will have been approved for quotation on NYSE Arca subject to official notice of issuance. Constellation Energy’s currently outstanding Common Units are listed on NYSE Arca and Constellation Energy has not received any notice of delisting.

(f) The Purchased Common Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Limited Liability Company Agreement, as amended by the Amendment No. 3. A true and correct copy of the Limited Liability Company Agreement, as amended through the date hereof (but excluding the Amendment No. 3), has been filed by Constellation Energy with the Commission on November 28, 2006 as Exhibit 3.1 to Constellation Energy’s Current Report on Form 8-K, on April 24, 2007 as Exhibit 3.1 to Constellation Energy’s Current Report on Form 8-K and on July 26, 2007 as Exhibit 3.1 to Constellation Energy’s Current Report on Form 8-K.

Section 3.03 Constellation Energy SEC Documents. Constellation Energy has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Constellation Energy SEC Documents”). The Constellation Energy SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Constellation Energy Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Constellation Energy SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Constellation Energy Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Constellation Energy as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Constellation Energy and has not resigned or been dismissed as independent registered public accountants of Constellation Energy as a result of or in connection with any disagreement with Constellation Energy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.04 No Material Adverse Change. Except as set forth in or contemplated by the Constellation Energy SEC Documents, and except for the proposed Newfield Acquisition, which has been disclosed to, and discussed with, each of the Purchasers, since December 31, 2006, Constellation Energy and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Constellation Energy Material Adverse Effect, (ii) acquisition or disposition of any material asset by Constellation Energy or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Constellation Energy’s accounting principles, practices or methods or (iv) incurrence of material indebtedness (other than the incurrence of such indebtedness as is contemplated in connection with the Newfield Acquisition).

Section 3.05 Litigation. Except as set forth in the Constellation Energy SEC Documents, there is no Action pending or, to the knowledge of Constellation Energy, contemplated or threatened against Constellation Energy or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Constellation Energy Material Adverse Effect or which challenges the validity of this Agreement.

Section 3.06 No Breach. The execution, delivery and performance by Constellation Energy of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents, and compliance by Constellation Energy with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Constellation Energy or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Certificate of Formation of Constellation Energy or the Limited Liability Company Agreement or any organizational documents of any of Constellation Energy’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Constellation Energy or any of its Subsidiaries is a party or by which Constellation Energy or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Constellation Energy or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Constellation Energy Material Adverse Effect.

Section 3.07 Authority. Constellation Energy has all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Constellation Energy of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Constellation Energy, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval by the Unitholders is required as a result of Constellation Energy’s issuance and sale of the Purchased Common Units.

Section 3.08 Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with Constellation Energy’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Constellation Energy of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Constellation Energy Material Adverse Effect.

Section 3.09 MLP Status. Constellation Energy met for the taxable year ended December 31, 2006 the gross income requirements of Section 7704(c)(2) of the Code, and accordingly Constellation Energy is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable tax purposes. Constellation Energy indicated in the Form K-1 for the year ended December 31, 2006, that its Unitholders may be subject to state income taxes in Alabama. Constellation Energy expects that its Unitholders may be subject to state income taxes in additional jurisdictions (including Alabama) during 2007.

Section 3.10 Investment Company Status. Constellation Energy is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Common Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Constellation Energy nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.12 Certain Fees. No fees or commissions will be payable by Constellation Energy to brokers, finders or investment bankers with respect to the sale of any of the Purchased Common Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions. Constellation Energy agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Constellation Energy or alleged to have been incurred by Constellation Energy in connection with the sale of Purchased Common Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13 No Side Agreements. Except for the confidentiality agreements entered into by and between each of the Purchasers and Constellation Energy, there are no other agreements by, among or between Constellation Energy or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.14 Internal Accounting Controls. Except as disclosed in the Constellation Energy SEC Documents, Constellation Energy and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.15 Preemptive Rights or Registration Rights. Except (i) as set forth in the Limited Liability Company Agreement, (ii) as set forth in the other organizational documents of

Constellation Energy and its Subsidiaries, (iii) as provided in the Basic Documents, (iv) the Class E Registration Rights Agreement, (v) the Class F Registration Rights Agreement or (vi) for existing awards under Constellation Energy’s Long-Term Incentive Plan, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock or limited liability company or membership or other equity interests of Constellation Energy or any of its Subsidiaries, in each case pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound. None of the execution of this Agreement, the issuance of the Purchased Common Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of Constellation Energy, other than pursuant to the Registration Rights Agreement.

Section 3.16 Insurance. Constellation Energy and its Subsidiaries are insured against such losses and risks and in such amounts as Constellation Energy believes in its sole discretion to be prudent for its businesses. Constellation Energy does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.17 Acknowledgment Regarding Purchase of Purchased Common Units. Constellation Energy acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at Constellation Energy’s request and Constellation Energy has concluded that such participation is in Constellation Energy’s best interest and is consistent with Constellation Energy’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser. Constellation Energy further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of Constellation Energy (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to the Purchasers’ purchase of Purchased Common Units. Constellation Energy further represents to each Purchaser that Constellation Energy’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Constellation Energy and its Representatives.

Section 3.18 Non-Disclosure. To the actual knowledge of Constellation Energy, none of its directors, officers, agents or representatives has disclosed the transactions contemplated by this Agreement to any prospective investor who has not entered into a confidentiality agreement between such prospective investor and Constellation Energy relating to information provided in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to Constellation Energy with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 4.01 Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Common Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03 Investment. The Purchased Common Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Common Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Common Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Common Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Common Units with a third party, provided that such transactions are exempt from registration under the Securities Act.

Section 4.04 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Constellation Energy that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Common Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.05 Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Constellation Energy SEC Documents, (b) had access to information regarding the Newfield Acquisition and its potential effect on Constellation Energy’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Constellation Energy regarding such matters.

Section 4.06 Restricted Securities. Such Purchaser understands that Purchased Common Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Constellation Energy in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.07 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Common Units or the consummation of the transactions contemplated by this Agreement. Constellation Energy will not be liable for any such fees or commissions. Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless Constellation Energy from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Common Units or the consummation of the transactions contemplated by this Agreement.

Section 4.08 Legend. It is understood that the certificates evidencing the Purchased Common Units will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act. These securities also may not be sold, offered for sale, pledged or hypothecated until 90 days after the Registration Statement on Form S-1 (Registration No. 333-144388), filed with the SEC on July 6, 2007, is declared effective.”

Section 4.09 Short Selling. Such Purchaser represents that it has not entered into any Short Sales of the Common Units owned by it between the time it first began discussions with Constellation Energy about the transactions contemplated by this Agreement and the date hereof

(it being understood that the entering into of a total return swap should not be considered a short sale of Common Units); provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser.

Section 4.10 Purchase of Securities. Such Purchaser represents that it has not purchased, or entered into any agreement or arrangement to purchase, equity securities of Constellation Energy between the later of (a) time it first began discussions with Constellation Energy about the transactions contemplated by this Agreement or (b) the first date of the period during which the reference price was determined; provided, however, the above shall not apply, in the case of a Purchaser that is a large multi investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser.

Section 4.11 Related Party. Such Purchaser represents that it is not a Related Party as such term is defined by Rule 312.03 of the New York Stock Exchange, either through direct or indirect ownership, including through any contractual arrangement where such Purchaser maintains the ability to direct the voting or disposition of Constellation Energy Common Stock or to terminate such contract at any time and receive Constellation Energy Common Stock.

Section 4.12 No Side Agreements. Except for the confidentiality agreements entered into by and between each of the Purchasers and Constellation Energy, there are no other agreements by, among or between Constellation Energy or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE V

COVENANTS

Section 5.01 [THIS SECTION IS INTENTIONALLY LEFT BLANK].

Section 5.02 Subsequent Public Offerings. Without the written consent of the holders of a majority of the Purchased Common Units, taken as a whole, from the date of this Agreement until the Lock-Up Date, Constellation Energy shall not, and shall cause its directors, officers and Affiliates not to, grant, issue or sell any Common Units or other equity or voting securities of Constellation Energy, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance of the Purchased Common Units, (ii) the issuance of Awards (as defined in Constellation Energy’s Long-Term Incentive Plan) or the issuance of Common Units upon the exercise of options to purchase Common Units granted pursuant to Constellation Energy’s existing Long-Term Incentive Plan, (iii) the issuance or sale of up to an aggregate of 5,000,000 Common Units issued or sold in a registered public offering to finance future acquisition(s) that are accretive to cash flow per Common Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 110% of the Common Unit Price or in a private offering to finance future acquisition(s) that are expected to be accretive to cash flow per Common Unit (or the repayment of indebtedness incurred in connection with such accretive acquisition(s)) at a price no less than 105% of the Common Unit Price and (iv) the issuance of up to 1,500,000 Common Units and a new series of equity securities of Constellation Energy as purchase price consideration in connection with future acquisition(s) that are expected to be accretive to cash flow per Common Unit. Notwithstanding the foregoing, Constellation Energy shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Common Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Common Units to the Purchasers.

Section 5.03 [THIS SECTION IS INTENTIONALLY LEFT BLANK].

Section 5.04 Purchaser Lock-Up. Without the prior written consent of Constellation Energy, each Purchaser agrees that from and after the Closing it will not sell any of its Purchased Common Units prior to the Lock-Up Date; provided, however, that each Purchaser may: (i) enter into one or more total return swaps or similar transactions at any time with respect to the Purchased Common Units purchased by such Purchaser; or (ii) transfer its Purchased Common Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser provided that such Affiliate agrees to the restrictions in this Section 5.04.

Section 5.05 Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Purchased Units acquired hereunder by the Purchaser until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared effective (it being understood that the entering into of a total return swap should not be considered a short sale of Common Units). No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of Constellation Energy otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by Section 5.07 is issued by Constellation Energy; provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser.

Section 5.06 Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Constellation Energy and each Purchaser will, and Constellation Energy shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Constellation Energy, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.

Section 5.07 Non-Disclosure; Interim Public Filings. Constellation Energy shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. Before 8:30 a.m., New York Time, on the first Business Day following the Closing Date, Constellation Energy shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act. Thereafter, Constellation Energy shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby and provide or otherwise make available (which may include providing copies on Constellation Energy’s or the Commission’s website) copies thereof to the Purchasers promptly after filing. Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), Constellation Energy shall, at least two Business Days prior to the filing or dissemination of any disclosure required by this Section 5.07, provide a copy thereof to the Purchasers for their review. Constellation Energy and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or NYSE Arca (or other exchange on which securities of Constellation Energy are listed or traded) with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, Constellation Energy shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above. Constellation Energy shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding Constellation Energy from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.

Section 5.08 Use of Proceeds. Constellation Energy shall use the collective proceeds from the sale of the Purchased Common Units to partially finance the Newfield Acquisition.

Section 5.09 Amendment No. 3. Constellation Energy shall cause the Amendment No. 3 to be adopted immediately prior to the issuance and sale of the Purchased Common Units.

Section 5.10 Tax Information. Constellation Energy shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Common Units.

Section 5.11 Certain Special Allocations of Book and Taxable Income. To the extent that the Common Unit Price is less than the trading price of the Common Units on the NYSE Arca as of the Closing Date, Constellation Energy intends to specially allocate items of book and taxable income to the Purchasers so that their capital accounts in their Common Units are consistent, on a per-unit basis, with the capital accounts of the other holders of Common Units (and thus to assure fungibility of all Common Units). Such special allocation will occur upon the earlier to occur of any Constellation Energy taxable period ending upon, or after, (i) a book-up event or book-down event in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (as it may be amended from time to time, or any successor provision) or a sale of all or substantially all of Constellation Energy’s assets occurring after the date of the issuance of the Purchased Common Units, (ii) a transfer by a Purchaser of Common Units to a Person that is not an Affiliate of such Purchaser; provided, however, that such allocation shall only be made only with respect to the Common Units so transferred, in which case, such allocation shall be made only with respect to the Purchased Common Units so transferred, or (iii) Constellation Energy’s receipt of written notice from a holder of the holder’s election to trigger such allocation and true up the capital accounts with respect to such holder’s Purchased Common Units. A Purchaser holding a Common Unit shall be required to provide notice to the Board of Managers of the transfer of a Common Unit to a Person that is not an Affiliate of such Purchaser no later than the last Business Day of the calendar year during which such transfer occurred, unless by virtue of the application of clause (i) or (ii) above, Constellation Energy has determined that the Common Units transferred are consistent, on a per-unit basis, with the capital accounts of the other holders of Common Units. However, the sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. It is the intent of the parties that the provisions in this Section 5.11 will operate to be consistent with the Limited Liability Company Agreement.

ARTICLE VI

CLOSING CONDITIONS

Section 6.01 Conditions to the Closing.

(a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Common Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii) Constellation Energy shall have consummated the Newfield Acquisition substantially on the terms set forth in the Newfield Acquisition Agreement executed on the date hereof (without giving effect to the waiver of any material conditions by Constellation Energy thereunder).

(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Common Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) Constellation Energy shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Constellation Energy on or prior to the Closing Date;

(ii) the representations and warranties of Constellation Energy contained in this Agreement that are qualified by materiality or Constellation Energy Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of Constellation Energy contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations or warranties made as of a specific date shall be required to be true and correct as of such date only);

(iii) since the date of this Agreement, no Constellation Energy Material Adverse Effect shall have occurred and be continuing;

(iv) since the date of this Agreement, no Newfield Material Adverse Effect shall have occurred and be continuing;

(v) Constellation Energy shall have adopted the Amendment No. 3 in all material respects in the form attached as Exhibit F to this Agreement;

(vi) NYSE Arca shall have approved the Purchased Common Units for quotation, subject to official notice of issuance; and no notice of delisting from NYSE Arca shall have been received by Constellation Energy with respect to the Common Units; and

(vii) Constellation Energy shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Constellation Energy’s closing deliveries described in Section 6.02 of this Agreement.

(c) Constellation Energy’s Conditions. The obligation of Constellation Energy to consummate the sale of the Purchased Common Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Constellation Energy in writing, in whole or in part, to the extent permitted by applicable Law):

(i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations or warranties made as of a specific date shall be required to be true and correct as of such date only);

(iii) since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and

(iv) each Purchaser shall have delivered, or caused to be delivered, to Constellation Energy at the Closing, such Purchaser’s closing deliveries described in Section 6.03 of this Agreement.

Section 6.02 Constellation Energy Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Constellation Energy will deliver, or cause to be delivered, to each Purchaser:

(a) the Purchased Common Units by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Common Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(b) the Officer’s Certificate substantially in the form attached to this Agreement as Exhibit C;

(c) opinions addressed to the Purchasers from outside legal counsel to Constellation Energy and from the General Counsel of Constellation Energy, each dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit A;

(d) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit B, which shall have been duly executed by Constellation Energy;

(e) a certificate of the Secretary of Constellation Energy dated as of the Closing Date, in substantially the form attached to this Agreement as Exhibit G;

(f) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of Constellation Energy; and

(g) a receipt, dated the Closing Date, executed by Constellation Energy and delivered to each Purchaser certifying that Constellation Energy has received the Purchase Price with respect to the Purchased Common Units issued and sold to all Purchasers.

Section 6.03 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Constellation Energy:

(a) payment to Constellation Energy of such Purchaser’s Commitment Amount by wire transfer(s) of immediately available funds to an account designated by Constellation Energy in writing at least two (2) Business Days (or such shorter period as shall be agreeable to all Parties hereto) prior to Closing;

(b) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit B, which shall have been duly executed by such Purchaser; and

(c) an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit D.

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01 Indemnification by Constellation Energy. Constellation Energy agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Constellation Energy of the proceeds of any sale of the Purchased Common Units or (ii) the breach of any of the representations, warranties or covenants of Constellation Energy contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 7.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Constellation Energy and its Representatives (collectively, “Constellation Energy Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein.

Section 7.03 Indemnification Procedure. Promptly after any Constellation Energy Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party, nor shall the Indemnified Party settle any claim for which indemnification may be claimed hereunder without at least three business days notice to the Indemnifying Party of the terms and conditions of such settlement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to”. Whenever Constellation Energy or any Purchaser has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Constellation Energy or such Purchaser, as the case may be, unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic

Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02 Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Common Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Constellation Energy and the Purchasers pursuant to Section 3.12, Section 4.07 and Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 8.03 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Constellation Energy from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 8.04 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon Constellation Energy, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b) Assignment of Purchased Common Units. All or any portion of a Purchaser’s Purchased Common Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws, Sections 4.06 and 5.04 of this Agreement, and the Registration Rights Agreement.

(c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of Constellation Energy (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Common Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 8.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Constellation Energy (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 8.05 Aggregation of Purchased Common Units. All Purchased Common Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under the Basic Documents.

Section 8.06 Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of Constellation Energy shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until Constellation Energy discloses on Form 8-K with the Commission the transactions contemplated hereby.

Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)	If to BBT Fund, L.P.:

BBT Fund, L.P.

c/o BBT Genpar, L.P.

201 Main Street, Suite 3200

Fort Worth, Texas 76102

Attention: Brad Donley

Phone: (817) 390-8875

Facsimile: (817) 390-8896

Email: bdonley@barbnet.com

(b)	If to Citigroup Financial Products Inc.:

Citigroup Financial Products Inc.

390 Greenwich Street

New York, New York 10013

Attention: Brendan O’Dea

Phone: (212) 723-5336

Email: brendan.odea@citi.com

(c) If to Kayne Anderson MLP Investment Company, Kayne Anderson Capital Income Partners (QP), LP, Kayne Anderson MLP Fund, LP, Kayne Anderson Non-Traditional Investments, LP, Kayne Anderson Midstream Opportunity Fund, LP and Arbco II, LP:

Kayne Anderson Capital Advisors, L.P.

1800 Avenue of the Stars, Second Floor

Los Angeles, California 90067

Attention: David Shladovsky

Facsimile: (310) 284-6490

with a copy to:

Kayne Anderson Capital Advisors, L.P.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attention: Kevin S. McCarthy

Facsimile: (713) 655-7359

(d)	If to Strome MLP Fund, LP:

Strome MLP Fund, LP

c/o Strome Group

100 Wilshire Boulevard, Suite 1750

Santa Monica, California 90401

Attention: Casey Borman

Phone: (310) 917-6600

Facsimile: (310) 752-1483

Email: cborman@strome.com

(e)	If to Swank Energy Income Advisors LP:

Swank Capital, LLC

3300 Oak Lawn Avenue, Suite 650

Dallas, Texas 75219

Attention: Daniel L. Spears

Phone: (214) 625-1676

Facsimile: (214) 219-2353

(f)	If to Alerian Opportunity Partners VII LP:

Alerian Opportunity Partners VII LP

45 Rockefeller Plaza

New York, New York 10111

Attention: Rich Levy

with a copy to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery K. Malonson, Esq.

Facsimile: (713) 615-5627

Email: jmalonson@velaw.com

(g)	If to Constellation Energy Partners LLC:

Constellation Energy Partners LLC

One Allen Center

500 Dallas Street, Suite 3300

Houston, Texas 77002

Attention: Lisa J. Mellencamp

Facsimile: (713) 344-2901

Email: lisa.mellencamp@constellation.com

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary, Esq.

Facsimile: (713) 238-7130

Email: moleary@andrewskurth.com

or to such other address as Constellation Energy or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 8.08 Removal of Legend. Constellation Energy shall remove the legend described in Section 4.08 from the certificates evidencing the Purchased Common Units at the request of a Purchaser submitting to Constellation Energy such certificates, together with such other documentation as may be reasonably requested by Constellation Energy or required by its transfer agent, unless Constellation Energy, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Common Units pursuant to Rule 144 under the Securities Act or an effective registration statement. Constellation Energy shall cooperate with such Purchaser to effect removal of such legend. The legend described in Section 4.08 shall be removed and Constellation Energy shall issue a certificate without such legend to the holder of Purchased Common Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Common Units are sold pursuant to an effective Registration Statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Constellation Energy with an opinion of a law firm reasonably acceptable to Constellation Energy (with any law firm set forth under Section 8.07 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Common Units may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Constellation Energy with reasonable assurance that such Purchased Common Units can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act. If Constellation Energy shall fail for any reason or for no reason to issue to the holder of such Purchased Common Units within three trading days after prior written notice to Constellation Energy of the occurrence of any of clause (i), clause (ii) or clause (iii) above a certificate without such legend to the holder or if Constellation Energy fails to deliver unlegended Purchased Common Units within three trading days of prior written notice to Constellation Energy of the Purchaser’s election to receive such unlegended Purchased Common Units pursuant to clause (y) below, and if on or after such trading day the holder purchases (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the holder of such Purchased Common Units that the holder anticipated receiving without legend from Constellation Energy (a “Buy-In”), then Constellation Energy shall, within three Business Days after receipt by Constellation Energy of the holder’s written request and in the holder’s discretion, either (x) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point Constellation Energy’s obligation to deliver such unlegended Purchased Common Units shall terminate, or (y) promptly honor its obligation to deliver to the holder such unlegended Purchased Common Units as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units times (B) the closing bid price on the first Business Day after Constellation Energy’s receipt of such Purchaser’s written notice of exercise.

Section 8.09 Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Constellation Energy or a Purchaser set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 8.10 Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.

Section 8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.12 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated on or at any time prior to the Closing:

(i) by the mutual written consent of Constellation Energy and the Purchasers entitled to purchase a majority of the Purchased Common Units based on their Commitment Amounts; or

(ii) by the written consent of the Purchasers entitled to purchase a majority of the Purchased Common Units based on their Commitment Amounts or by Constellation Energy, (i) if any representation or warranty of the other Party set forth in this Agreement shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement (either (i) or (ii) above being a “Terminating Breach”); provided, that each Terminating Breach would cause the conditions to the non-terminating Party’s obligations not to be satisfied and such Terminating Breach is not cured within 20 days after receipt of written notice of such Terminating Breach from the non-breaching Party.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or at any time prior to the Closing:

(i) if the Closing shall not have occurred on or before September 21, 2007;

(ii) if the Newfield Acquisition Agreement shall have been terminated pursuant to their terms; or

(iii) if a Law shall have been enacted or promulgated, or if any Action shall have been taken by any Governmental Authority of competent jurisdiction, in each case which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(c) In the event of the termination of this Agreement as provided in Section 8.12(a) or Section 8.12(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except as set forth in Article VII of this Agreement and Sections 8.12(d) and 8.13 of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of Constellation Energy; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

(d) In the event of the termination of this Agreement as provided in Section 8.12(b)(i), and if a Purchaser is not in breach or default in any material respect under any of the terms of this Agreement, then Constellation Energy shall pay to such Purchaser a fee equal to $1.00 per Common Unit based on each such Purchaser’s Commitment Amount.

Section 8.13 Expenses. Constellation Energy hereby covenants and agrees to reimburse Vinson & Elkins L.L.P. for reasonable and documented costs and expenses (including legal fees) incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby, provided that such costs and expenses do not exceed $50,000 and that any request for such expense reimbursement be accompanied by a detailed invoice for such amount. If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 8.14 Recapitalization, Exchanges, Etc. Affecting the Purchased Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Constellation Energy or any successor or assign of Constellation Energy (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Common Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 8.15 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Constellation Energy shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Constellation Energy or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Constellation Energy or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Constellation Energy under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

CONSTELLATION ENERGY PARTNERS LLC

By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer

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Common Unit Purchase Agreement

BBT FUND, L.P.

By:	BBT Genpar, L.P.
Managing General Partner

	By:	BBT-FW, Inc.
General Partner

	By:	/s/ William O. Reimann
William O. Reimann
Vice President

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Common Unit Purchase Agreement

CITIGROUP FINANCIAL PRODUCTS INC

By:	/s/ Bret Engelkemier
Name:	Bret Engelkemier
Title:	Managing Director

Signature Page to

Common Unit Purchase Agreement

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ Kevin McCarthy
Kevin McCarthy
Chief Executive Officer

KAYNE CAPITAL INCOME PARTNERS (QP), LP

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON MLP FUND, LP

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON NON-TRADITIONAL INVESTMENTS, LP

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

Signature Page to

Common Unit Purchase Agreement

KAYNE ANDERSON MIDSTREAM OPPORTUNITY FUND, LP

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

ARBCO II, LP

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

Signature Page to

Common Unit Purchase Agreement

STROME MLP FUND, LP

By:	Strome Investment Management, LP
General Partner

	By:	/s/ Mark Strome
Mark Strome
Chief Investment Officer

Signature Page to

Common Unit Purchase Agreement

SWANK ENERGY INCOME ADVISORS LP

By:	/s/ Jerry V. Swank
Jerry V. Swank
Managing Partner

Signature Page to

Common Unit Purchase Agreement

ALERIAN OPPORTUNITY PARTNERS VII LP

By:	Alerian Opportunity Advisors VII LLC
General Partner

	By:	/s/ Gabriel Hammond
Gabriel Hammond
Managing Member

Signature Page to

Common Unit Purchase Agreement